Exhibit 99.1

Contact:

Glenn Schulman, Pharm.D.

gschulman@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Reports Fourth Quarter and Year End 2004 Financial Results and

2005 Projected Milestones and Financial Guidance

- Two Phase II programs in oncology and fast track status for CG53135 highlight progress -

Conference Call Details: Live webcast will begin at 11:00 a.m. EST at www.curagen.com. A replay of the conference call will be available starting at 1:00 p.m. EST on Thursday, February 3, 2005 through Thursday, March 3, 2005, by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international). The passcode for the replay is 84375166.

NEW HAVEN, Conn., – February 3, 2005 – CuraGen Corporation (NASDAQ: CRGN) today reported financial results for the fourth quarter and fiscal year ended December 31, 2004.

For the year ended December 31, 2004, CuraGen’s net loss was $90.4 million, including $4.0 million in restructuring charges, or $1.81 per share, compared to $74.5 million, including $2.9 million in restructuring charges, or $1.51 per share, for fiscal year 2003. The net loss for the fourth quarter of 2004 was $22.7 million, including $4.0 million in restructuring charges, or $0.45 per share, compared to a net loss of $17.5 million, or $0.35 per share, in the fourth quarter of 2003.

Net cash burn for 2004 was $15.5 million, consisting of $101.7 million in operating cash burn, offset by proceeds from financing activities of $86.2 million. As of December 31, 2004, CuraGen had available cash and investments of $328.1 million. In addition, the Company had subordinated convertible debt of $130 million due in February of 2007, and $110 million due in February of 2011. Cash burn for 2005 is anticipated to decrease to $87 to $93 million.

“CuraGen is focused on its five most advanced products. Our pipeline is highlighted by three clinical programs; two of which are currently being evaluated in Phase II clinical trials for oncology and cancer supportive care.” stated Jonathan M. Rothberg, Ph.D., Chief Executive Officer, President and Chairman of CuraGen.

“As we have advanced our pipeline, we have also taken steps to control our expenditures and we are confident that we will reduce our operating cash burn in 2005, as compared to 2004” stated David M. Wurzer, Chief Financial Officer and Executive Vice President of CuraGen. “Our goal for 2005 is to advance our pipeline through value inflection points, maintain expense discipline, and remain in a strong financial position.”

CuraGen’s Projected Milestones

“In 2004, we advanced our clinical pipeline and identified two additional products that we anticipate will enter into clinical trials in 2006,” Stated Timothy M. Shannon, M.D., Executive Vice President of Research & Development and Chief Medical Officer. “This momentum will be continued throughout 2005 as we progress both PXD101 and CG53135 in Phase II, and complete Phase I with CR002”.

•	CuraGen expects to complete its current Phase II study evaluating a single-dose of CG53135 for the prevention of oral mucositis during the first half of 2006;

•	The Company expects to initiate a Phase I trial for CG53135 investigating its role in the treatment of active oral mucositis. This trial is expected to be completed by the end of 2005;

•	This week CuraGen initiated a Phase II trial to evaluate PXD101, administered as a single-agent and in combination with dexamethasone, for the treatment of advanced multiple myeloma that will be complete by mid 2006;

•	Throughout 2005, CuraGen will initiate additional Phase II and Phase Ib/II trials investigating PXD101 as a single agent and in combination therapy for a wide range of solid and hematologic malignancies;

•	Results from Phase I studies of PXD101 will be presented during the first half of 2005;

•	The initial Phase I clinical trial of CR002 for IgA nephropathy will be completed during the second half of 2005;

•	CuraGen expects to file an IND and initiate a Phase I clinical trial for its next-in-line candidate, CR011, an antibody-drug conjugate that will be investigated as a treatment of metastatic melanoma, in the first half of 2006; and

•	CuraGen also expects to advance CT052, a small molecule compound being co-developed with Bayer Pharmaceuticals Corporation for type 2 diabetes, into clinical development in the first half of 2006.

2005 Guidance: Financial Outlook

CuraGen’s consolidated net loss for 2005 is projected at $87 to $93 million. During 2005, CuraGen plans to continue making research and development investments in its clinical and preclinical drug pipeline, and as a result, management foresees that its 2005 research and development expenses will increase approximately 7% to 10% over 2004 expense levels, while general and administrative expenses will decrease 5%. Costs of revenues are expected to range from $2 to $3 million and grant expenses are expected to be approximately $2 million.

Consolidated revenues for 2005 are expected to range from $10 to $11 million. 454 Life Sciences (454) expects to grow revenues through the sales of services, instrumentation and reagents during 2005. 454’s revenues, included in consolidated CuraGen revenues, are expected to grow from $1.6 million in 2004, to $6 to 7 million in 2005. CuraGen’s losses attributed to the minority ownership in 454 are anticipated to be $4 to $5 million in 2005.

Interest income for 2005 is anticipated to decrease by $1 to $2 million compared to 2004, because of decreasing cash balances, and interest expense is expected to decrease minimally to approximately $12.5 million. CuraGen’s capital expenditures are expected to remain relatively constant at $9 to $11 million in 2005, as the Protein Production Pilot facility is completed in early 2005. The Company’s depreciation and amortization expense is anticipated to be approximately $11 to $12 million in 2005, compared to $9.0 million in 2004.

CuraGen’s 2004 Highlights:

CG53135 - protein therapeutic for the prevention and treatment of oral mucositis

•	Received orphan drug designation and fast track status from the FDA for CG53135 in oral mucositis (OM);

•	Completed two Phase I clinical trials that evaluated a single-dose of CG53135 for the prevention of OM. Data available at the time of the ASH 2004 clinical meeting reported on 22 of 30 BMT patients that received a single-dose of which 18 of 22 patients did not develop severe grade 3 or 4 OM.

•	Initiated a Phase II program for the prevention of OM with a single dose of CG53135 in a randomized, placebo-controlled, multi-center study expected to enroll approximately 200 patients undergoing high dose chemotherapy followed by bone marrow transplantation;

PXD101 - small molecule histone deacetylase (HDAC) inhibitor for the treatment of solid and hematological malignancies

•	Developed sufficient data from two Phase I clinical trials, which evaluated PXD101 as a single-agent therapy for the treatment of solid and hematologic cancers, to allow for transition to Phase II;

•	Signed a clinical trials agreement with the National Cancer Institute (NCI) under which the NCI will sponsor several clinical trials to investigate PXD101 in a wide range of solid and hematological cancers;

CR002 - fully human monoclonal antibody for the treatment of IgA nephropathy

•	Received an orphan drug designation from the FDA for CR002 as a potential treatment to slow the progression of IgA nephropathy and delay kidney failure;

•	Initiated a Phase I study to evaluate CR002 in healthy male volunteers under an IND for the treatment of IgA nephropathy;

CR011 - fully human monoclonal antibody-drug conjugate for the treatment of metastatic melanoma

•	Identified CR011, expected to enter the clinical trials in the first half of 2006, which produced strong reproducible effects in animal models of melanoma;

CT052 - orally administered small molecule drug for the management of adult-onset (Type 2) diabetes

•	Identified the first small molecule compound being co-developed by CuraGen Corporation and Bayer Pharmaceuticals Corporation that is expected to enter clinical trials in the first half of 2006.

454 Life Sciences’ Outlook & Highlights:

“In 2004, 454 began offering genome sequencing services at their Measurement Services Center, and is now prepared to begin selling instrument systems and reagents in the first quarter of 2005. Our technology, capable of providing a 100-fold throughput improvement over existing commercial instruments, is expected to expand the use of sequencing in a manner similar to the way personal computers expanded the use of computing beyond what was practiced in the age of Main Frames,” stated Christopher K. McLeod, Executive Vice President at CuraGen Corporation. “Throughout 2005, 454 will install systems at leading academic and research centers, grow their revenue base, and move toward financial self-sufficiency.”

•	454 received a total of $7.4 million in grant commitments from the National Human Genomes Research Institute (NHGRI), a part of the NIH, in May and October 2004. This funding will allow 454 to continue to advance their technology and enable the cost-effective sequencing of individual human genomes, while reducing their dependence on outside capital.

•	In November 2004, researchers from Johnson & Johnson published in the journal Science a description of the first new Tuberculosis drug in 40 years. This advance was accelerated by the use of 454’s technology to sequence a number of drug resistant and drug sensitive tuberculosis genomes.

•	On January 31, 2005, Richard F. Begley, Ph.D., resigned as President and CEO of 454 to pursue other opportunities. Christopher K. McLeod, Executive Vice President at CuraGen, has assumed Dr. Begley’s responsibilities on an interim basis.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

About 454 Life Sciences

454 Life Sciences is commercializing novel instrumentation and services for rapidly and comprehensively determining the nucleotide sequence — “whole genome sequencing” — of genomes. The Company’s Instruments, based on proprietary picoliter-technologies and state of the art informatics, have 100 times the throughput of existing sequencing machines. 454 is marketing its services and instruments to pharmaceutical, biotechnology, biodefense, and agriculture companies as well as to Universities and Government agencies. 454 Life Sciences is a majority owned subsidiary of CuraGen Corporation. Additional information is available at http://www.454.com.

Safe Harbor

This press release may contain forward-looking statements, including statements about our growth and future financial and operating results, our plan to complete our current Phase II study of CG53135 for the prevention of oral mucositis during the first half of 2006, our plan to complete a Phase I trial for CG53135 for the treatment of active oral mucositis by the end of 2005, our ability to complete a Phase II trial for PXD101 for the treatment of advanced multiple myeloma by mid 2006, our expectation to initiate additional Phase II and Phase Ib/II trials for PXD101 for a wide range of solid and hematologic malignancies throughout 2005, our expectation to present results on Phase I studies of PXD101 in the first half of 2005, our expectation to complete an initial Phase I clinical trial of CR002 for IgA nephropathy during the second half of 2005, our plan to file an IND and initiate a Phase I trial for CR011 for the treatment of metastatic melanoma, in the first half of 2006, our expectation to advance CT052 for type 2 diabetes into clinical development by the end of 2006, our expectation that 454 Life Sciences will begin selling instrument systems and reagents in the first quarter of 2005, our expectation that 454’s technology will expand the use of sequencing in a manner similar to the way personal computers expanded the use of computing beyond what was practiced in the age of Main Frames, and our expectation that 454 will install systems at leading academic and research centers, grow their revenue base, and move towards financial independence in 2005. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly Report on Form 10-Q for the period ended September 30, 2004 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue:
Grant revenue	$454	$—	$1,207	$—
Collaboration revenue	598	2,492	5,132	6,918

Total revenue	1,052	2,492	6,339	6,918

Operating expenses:
Grant research	445	—	847	—
Research and development	15,670	16,549	72,743	64,545
Asset impairment	—	—	1,909	—
General and administrative	4,766	4,620	19,102	19,164
Restructuring and related charges	4,000	—	4,000	2,888

Total operating expenses	24,881	21,169	98,601	86,597

Loss from operations	(23,829)	(18,677)	(92,262)	(79,679)
Interest income	2,089	2,177	8,266	8,890
Interest expense	(3,359)	(2,450)	(12,941)	(9,845)
Loss on extinguishment of debt	—	—	(294)	—

Loss before income taxes and minority interest in subsidiary loss	(25,099)	(18,950)	(97,231)	(80,634)
Income tax benefit	887	100	1,182	429
Minority interest in subsidiary loss	1,524	1,399	5,652	5,708

Net loss	$(22,688)	$(17,451)	$(90,397)	$(74,497)

Basic and diluted net loss per share	$(0.45)	$(0.35)	$(1.81)	$(1.51)

Weighted average number of shares used in computing basic and diluted net loss per share	50,096	49,582	49,943	49,335

SELECTED BALANCE SHEET INFORMATION

	December 31, 2004	December 31, 2003
	(unaudited)
Cash and investments	$328,120	$343,641
Working capital	312,024	326,310
Total assets	369,212	376,742
Total long-term liabilities	241,000	151,500
Accumulated deficit	379,889	289,492
Stockholders’ equity	106,897	197,681